Exhibit 14.1
Doma Holdings, Inc.
Code of Ethics and Business Conduct
Adopted July 28, 2021
1.    Introduction and Applicability
This Code of Ethics and Business Conduct (“Code”) has been adopted by the Board of Directors (the “Board” of Doma Holdings, Inc., together with its subsidiaries, the “Company”) and summarizes the standards that must guide our actions. While covering a wide range of business practices and procedures, these standards cannot and do not cover every issue that may arise, or every situation where ethical decisions must be made, but rather set forth key guiding principles that represent Company policies and establish conditions for employment at the Company.
The Company expects that all of its employees, officers, directors must conduct themselves according to the language and spirit of this Code and seek to avoid even the appearance of improper behavior. We must strive to foster a culture of honesty and accountability. Our commitment to the highest level of ethical conduct should be reflected in all of the Company’s business activities including, but not limited to, relationships with employees, customers, suppliers, competitors, the government, the public, and our shareholders. Even well-intentioned actions that violate the law or this Code may result in negative consequences for the Company and for the individuals involved. This Code applies equally to all employees, officers and directors of the Company as well as consultants hired by the Company.
One of our Company’s most valuable assets is our reputation for integrity, professionalism and fairness. We should all recognize that our actions are the foundation of our reputation and adhering to this Code and applicable law is imperative. All of our employees, officers and directors must annually acknowledge that they have read and understand this Code (see Sample Acknowledgement attached hereto as Appendix A).
2.    Compliance with Laws, Rules and Regulations
We are strongly committed to conducting our business affairs with honesty and integrity and in full compliance with all applicable laws, rules and regulations. No employee, officer or director of the Company shall commit an illegal or unethical act, or instruct others to do so, for any reason. Employees, officers and directors are expected to know, understand, and comply with the laws and regulations that relate to their Company responsibilities. Employees, officers and directors must know enough about the applicable local, state, and national laws and regulations to determine when to seek advice from supervisors, managers, or other appropriate personnel.

3.    Trading on Inside Information
Using non-public, Company information to trade in securities, or providing a family member, friend or any other person with a “tip”, is illegal. All non-public, company information should be considered inside information and should never be used for personal gain. You are required to familiarize yourself and comply with the Company’s Insider Trading Policy, copies of which are distributed to all employees, officers and directors and are available from the Legal Department and on the Company intranet. You should contact the Legal Department with any questions about your ability to buy or sell securities.
4.    Protection of Confidential Information
Confidential proprietary information generated and gathered in our business is a valuable Company asset. Protecting this information plays a vital role in our continued growth and ability to compete, and all proprietary information should be maintained in strict confidence, except when disclosure is authorized by the Company or required by law.
All employees, officers and directors shall maintain the confidentiality of “Confidential Information” of the Company or that of any customer, supplier or business associate of the Company to which Company has a duty to maintain confidentiality, except when disclosure is authorized or legally mandated. For purposes of this provision, “Confidential Information” means all non-public information, including Intellectual Property (as defined below), in which the Company or any customer, supplier or business associate of the Company has a reasonable and enforceable expectation of non-disclosure on the basis that such disclosure may damage their business interests or the personal privacy interests of any individual.
“Intellectual Property” means such as trade secrets, patents, trademarks and copyrights, as well as business, research and new product plans, objectives and strategies, records, databases, salary and benefits data, employee medical information, customer, employee and suppliers lists and any unpublished financial or pricing information.
Unauthorized use or distribution of Confidential Information violates Company policy and could be illegal. Such use or distribution could result in negative consequences for both the Company and the individuals involved, including potential legal and disciplinary actions. We respect the property rights of other companies and their Confidential Information and require our employees, officers and directors to observe such rights.
Your obligation to protect the Company’s Confidential Information continues even after you leave the Company, and you must return all Confidential Information in your possession upon leaving the Company.

The provisions of this Section 4 are qualified in their entirety by reference to Section 12.
5.    Conflicts of Interest
Our employees, officers and directors have an obligation to act in the best interest of the Company. All employees, officers and directors should endeavor to avoid situations that present a potential or actual conflict between their interest and the interest of the Company.
A “conflict of interest” occurs when a person’s private interest interferes in any way, or even appears to interfere, with the interest of the Company, including its subsidiaries and affiliates. A conflict of interest may arise when an employee, officer or director takes an action or has an interest that may make it difficult for him or her to perform his or her work objectively and effectively. Conflicts of interest may also arise when an employee, officer or director (or his or her family members) receives improper personal benefits as a result of the employee’s, officer’s or director’s position in the Company.
Although it would not be possible to describe every situation in which a conflict of interest may arise, the following are examples of situations that may constitute a conflict of interest:
    Outside Employment.
i.    Employees, officers and directors may pursue and participate in employment or other business activities outside of normal working hours, provided such arrangement neither creates a conflict of interest, nor detracts from performance and/or effectiveness while working for the Company, and provided the employee does not offer or provide such services to the Company.
ii.    Any employee who has other employment must disclose such employment to the People Team or Ethics Hotline.
iii.    Employees, officers and directors must immediately inform Company leadership when such person has been offered and accepted a position at a competitor, customer or supplier of Company, as this is a direct conflict of interest.
iv.    Employees, officers and directors may not recruit Company employees to work for another company while an employee of the Company.
    Gifts. Giving and receiving gifts and entertainment can create the appearance of impropriety, bribery, and/or a conflict of interest. In general,

the exchange of inexpensive and non-lavish gifts and entertainment or discounts (if such discounts are generally available to the public) are acceptable in certain circumstances. Employees, officers and directors should consult with the People Team or the ethics hotline 855.662.7233 code 7671387230 or online SAFEHOTLINE.COM regarding the exchange of gifts; provided that, no gifts or business entertainment of any kind may be given to any government employee without the prior approval of the Legal Department.
    Personal Investments. Employees, officers or directors may not take advantage of investment opportunities with suppliers, customers, competitors, or other business partners that they became aware of through their work with the Company.
    Loans. Loans to, or guarantees of obligations of, employees, officers or directors or their immediate family members may create conflicts of interest and are of special concern.
    Work Relationships. The Company prohibits personal relationships (romantic or dating, cohabitation, marriage, or otherwise becoming related) between employees in a reporting relationship. To avoid the appearance of any conflict of interest, influence, or favoritism, and to ensure objectivity in the workplace, employees, officers and directors must disclose all applicable personal relationships immediately to the People Team or the ethics hotline 855.662.7233 code 7671387230 or online SAFEHOTLINE.COM.
Situations involving a conflict of interest may not always be obvious or easy to resolve. You should report actions that may involve a conflict of interest to the Legal Department. Failure to disclose any potential conflicts may result in corrective action up to and including termination of employment.
In order to avoid conflicts of interests, senior executive officers and directors must disclose to the General Counsel any material transaction or relationship that reasonably could be expected to give rise to such a conflict, and the General Counsel shall notify the committee of the Board of Directors with responsibility for corporate governance of any such disclosure. Conflicts of interests involving the General Counsel and directors shall be disclosed to the Nominating and Corporate Governance Committee.
6.    Integrity of Records and Protection and Proper Use of Company Assets
All transactions must be properly documented and accounted for on the books and records of the Company. All reports, vouchers, bills, invoices, payroll and service records, business measurement and performance records, and other essential data are to be prepared and maintained with care and honesty. Employees, officers and directors are responsible for safeguarding Company assets and properties under their control and for providing an auditable record of transactions relating to the use or disposition of such assets and property. All Company assets and properties should be used for legitimate business purposes. Protecting Company assets against loss, theft or other misuse is the responsibility of every employee, officer and director. Loss, theft and misuse of Company assets directly impact our profitability. Any suspected loss, misuse or theft should be reported to a manager/supervisor or the Legal Department.
The sole purpose of the Company’s equipment, vehicles, supplies and technology is the conduct of our business. They may only be used for Company business consistent with Company guidelines.
7.    Corporate Opportunities
Employees, officers and directors are prohibited from taking for themselves business opportunities that are discovered through the use of corporate property, information or position. No employee, officer or director may use corporate property, information or position for personal gain, and no employee, officer or director may compete with the Company, except as described in Article XI of the Company’s Certificate of Incorporation. Competing with the Company may involve engaging in the same line of business as the Company, or any situation where the employee, officer or director takes away from the Company opportunities for sales or purchases of products, services or interests. Employees, officers and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.
If any business opportunity arising from Company property or information is presented to any employee, officer or director, such business opportunity shall first be made available to the Company before any employee, officer or director may pursue the opportunity for his or her own or another’s account. In determining whether such business opportunity must first be offered to the Company, employees, officers and directors shall consider:
a.    the circumstances in which such employee, officer or director became aware of the opportunity;
b.    the significance of the opportunity to the Company and the degree of interest of the Company;
c.    whether the opportunity relates to the Company’s existing or contemplated business; and
d.    whether there is a reasonable basis for the Company to expect that the employee, officer or director should make the opportunity available to the Company.

8.    Fair Dealing
Each employee, officer and director of the Company shall deal fairly with customers, suppliers, competitors, the public and one another at all times and in accordance with ethical business practices. No one should take unfair advantage of anyone through manipulation, concealment, abuse of Confidential Information, misrepresentation or omission of material facts or any other unfair dealing practice.
No bribes, kickbacks or other similar payments in any form shall be made directly or indirectly to or for anyone for the purpose of obtaining or retaining business or obtaining any other favorable action. The Company and any employee, officer or director involved may be subject to disciplinary action as well as potential civil or criminal liability for violation of this Code.
Occasional business gifts to, or entertainment of, non-government employees in connection with business discussions or the development of business relationships are generally deemed appropriate in the conduct of Company business. However, these gifts should be given infrequently and their value should be modest. Gifts or entertainment in any form that would likely result in a feeling or expectation of personal obligation should not be extended or accepted. Employees, officers and directors should consult with the People Team or the ethics hotline 855.662.7233 code 7671387230 or online SAFEHOTLINE.COM regarding the exchange of gifts.
Practices that are acceptable in a commercial business environment may be against the law or the policies governing federal, state or local government employees. Therefore, no gifts or business entertainment of any kind may be given to any government employee without the prior approval of the Legal Department.
Except in certain limited circumstances, the Foreign Corrupt Practices Act (“FCPA”) prohibits giving anything of value directly or indirectly to any “foreign official” for the purpose of obtaining or retaining business. When in doubt as to whether a contemplated payment or gift may violate the FCPA, contact the Legal Department.
9.    Quality of Public Disclosures
The Company has a responsibility to provide full and accurate information in our public disclosures, in all material respects, about the Company’s financial condition and results of operations. In reports and documents filed with or submitted to governmental agencies by the Company, and in public communications made by the Company, the employees, officers and directors involved in the preparation of such reports and documents (including those who are involved in the preparation of financial or other reports and the information included in such reports and documents) shall make disclosures that are full, fair, accurate, timely and understandable. Where applicable, these employees, officers and directors shall provide thorough and accurate financial and accounting data for inclusion in such disclosures. They shall not knowingly conceal or falsify information, misrepresent material facts, or omit material facts which are necessary to avoid misleading the Company’s independent auditors or other interested parties. The Company has established a Disclosure Committee consisting of senior management to assist in monitoring such disclosures.
10.    Significant Accounting Deficiencies
Employees, officers and directors shall promptly bring to the attention of the Company’s Audit & Risk Committee any information he or she may have concerning (a) significant deficiencies in the design or operations of internal control over financial reporting which could adversely affect the Company’s ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal control over financial reporting.
Communications to the Audit & Risk Committee must be in writing directed to the attention of:
Doma Risk & Compliance Department
Attn: Chair of the Audit & Risk Committee
101 Mission St, Suite 740
San Francisco, CA 94105
11.    Compliance with This Code and Reporting of Any Illegal or Unethical Behavior
Situations which may involve a violation of ethics, laws, rules, regulations or this Code may not always be clear and may require the exercise of judgment or the making of difficult decisions. All employees, directors and officers are expected to comply with all of the provisions of this Code. The Code will be strictly enforced and violations will be dealt with immediately, including by subjecting persons who violate its provisions to corrective and/or disciplinary action which may include dismissal or removal from office.
Employees, officers and directors should promptly report any concerns about a violation of ethics, laws, rules, regulations or this Code to the applicable party as described in Appendix B to the General Counsel or, in the case of accounting, internal accounting controls or auditing matters, the Audit & Risk Committee of the Board of Directors as described in Section 10. Interested parties may also communicate directly with the Company’s non-management directors through contact information located in the Company’s annual report on Form 10-K.
As further described in Appendix B, any concerns about a violation of ethics, laws, rules, regulations or this Code by any senior executive officer or director should be reported promptly to the General Counsel, and the General Counsel shall notify the Nominating and Corporate Governance Committee of any violation. Any such concerns involving the General Counsel should be reported to the Nominating and Corporate Governance Committee.
The Company encourages all employees, officers and directors to report any suspected violations promptly and intends to thoroughly investigate any good faith reports of violations. The Company will not tolerate any kind of retaliation for reports or complaints regarding misconduct that were made in good faith. Open communication of issues and concerns by all employees without fear of retribution or retaliation is vital to the successful implementation of this Code. See also the Company’s Whistleblower and Non-Retaliation Policy, copies of which are available on the Company’s intranet. All employees, officers and directors are required to cooperate in any internal investigations of misconduct and unethical behavior. Any Company employee, including officers, supervisors, and managers, who is involved in any form of retaliation against an employee who reports misconduct or cooperates in any investigation related to such incidents, will be subject to disciplinary action up to and including termination. Such retaliation is a violation of this Code. If you know or suspect that retaliation is occurring, you should report it immediately.
Possible violations may be reported orally or in writing, including anonymously:
a.    The Hotline is an anonymous, toll-free, 24-hours a day, 7-days a week resource to report concerns. The Hotline is managed and staffed by SAFE Hotline and is not affiliated with the Company.
b.    The Company provides a multitude of reporting avenues listed in Appendix B so that you can be certain of an appropriate place to report or discuss any type of concern you may have. To help the Company properly investigate and respond to your concern, we encourage you to provide as much information as possible.
If you make a report, the Company will keep your identity confidential, except to the extent you consent to be identified or to the extent that your identification is required or permitted by law.
The provisions of this Section 11 are qualified in their entirety by reference to Section 12.
12.    Reporting Violations to a Governmental Agency
You understand that you have the right to:
    Report possible violations of state or federal law or regulation that have occurred, are occurring, or are about to occur to any governmental agency or entity, or self-regulatory organization;

    Cooperate voluntarily with, or respond to any inquiry from, or provide testimony before any self-regulatory organization or any other federal, state or local regulatory or law enforcement authority;
    Make reports or disclosures to law enforcement or a regulatory authority without prior notice to, or authorization from, the Company; and
    Respond truthfully to a valid subpoena.
You have the right to not be retaliated against for reporting, either internally to the company or to any governmental agency or entity or self-regulatory organization, information which you reasonably believe relates to a possible violation of law. It is a violation of federal law to retaliate against anyone who has reported such potential misconduct either internally or to any governmental agency or entity or self-regulatory organization. Retaliatory conduct includes discharge, demotion, suspension, threats, harassment, and any other manner of discrimination in the terms and conditions of employment because of any lawful act you may have performed. It is unlawful for the company to retaliate against you for reporting possible misconduct either internally or to any governmental agency or entity or self-regulatory organization.
Notwithstanding anything contained in this Code or otherwise, you may disclose confidential Company information, including the existence and terms of any confidential agreements between yourself and the Company (including employment or severance agreements), to any governmental agency or entity or self-regulatory organization.
The Company cannot require you to withdraw reports or filings alleging possible violations of federal, state or local law or regulation, and the company may not offer you any kind of inducement, including payment, to do so.
Your rights and remedies as a whistleblower protected under applicable whistleblower laws, including a monetary award, if any, may not be waived by any agreement, policy form, or condition of employment, including by a pre-dispute arbitration agreement.
Even if you have participated in a possible violation of law, you may be eligible to participate in the confidentiality and retaliation protections afforded under applicable whistleblower laws, and you may also be eligible to receive an award under such laws.
13.    Waivers and Amendments
Any waiver of the provisions in this Code for executive officers or directors may only be granted by the Board of Directors and will be disclosed to the Company’s shareholders within four business days. Any waiver of this Code for other employees may only be granted by the Legal Department. Amendments to this Code must be approved by the Nominating and Corporate Governance Committee and amendments of the provisions in this Code applicable to the CEO and the senior financial officers will also be promptly disclosed to the Company’s shareholders as required by law.

14.    Equal Opportunity, Non-Discrimination and Fair Employment
The Company’s policies for recruitment, advancement and retention of employees forbid discrimination on the basis of any criteria prohibited by law, including but not limited to race, sex and age. Our policies are designed to ensure that employees are treated, and treat each other, fairly and with respect and dignity. In keeping with this objective, conduct involving discrimination or harassment of others will not be tolerated. We also make all reasonable accommodations to meet our obligations under laws protecting the rights of the disabled.
If you believe you’ve been bullied, harassed, or discriminated against by anyone at the Company, we encourage you to immediately report the incident to your manager and/or the People Team. Similarly, managers who learn of any such incident should immediately report it to the People Team, who will promptly and thoroughly investigate any complaints and take appropriate action.
15.    Compliance with Antitrust Laws
The antitrust laws prohibit agreements among competitors on such matters as prices, terms of sale to customers and allocating markets or customers. Antitrust laws can be very complex, and violations may subject the Company and its employees to criminal sanctions, including fines, jail time and civil liability. If you have any questions, consult the Legal Department.
The Company will compete for all business opportunities vigorously, fairly, ethically, and legally and will negotiate contracts in a fair and open manner. While performing work on behalf of the Company, its employees are required to comply with all applicable laws and regulations, specifically including those relating to anti-bribery, anti-corruption, and recordkeeping.
16.    Political Contributions and Activities
Any political contributions made by or on behalf of the Company and any solicitations for political contributions of any kind must be lawful and in compliance with Company policies. This policy applies solely to the use of Company assets and is not intended to discourage or prevent individual employees, officers or directors from making political contributions or engaging in political activities on their own behalf. No one may be reimbursed directly or indirectly by the Company for personal political contributions.
17.    Safe, Healthy and Violence Free Work Environment
The Company is committed to conducting its business in compliance with all applicable environmental and workplace health and safety laws and regulations. The Company strives to provide a safe and healthy work environment for our employees and to avoid adverse impact and injury to the environment and communities in which we conduct our business. Achieving this goal is the responsibility of all officers, directors and employees.
18.    Reports of Potential Violations
Anyone who receives a report or disclosure of a potential Code violation must maintain all records pertaining to the matter (including, if written, the report or disclosure itself). Managers, directors, and officers must also report the matter to the People Team and/or at a level necessary to ensure compliance with the Code as outlined in Appendix B.
19.    Primary Responsibility for Enforcement of Code
The General Counsel will have primary authority and responsibility for the enforcement of this Code, subject to the supervision of the Nominating and Corporate Governance Committee, or, in the case of accounting, internal accounting controls or auditing matters, the Audit & Risk Committee, and the Company will devote the necessary resources to enable the General Counsel to establish such procedures as may be reasonably necessary to create a culture of accountability and facilitate compliance with the Code. Questions concerning this Code should be directed to either the Legal Department or People Team.

APPENDIX A
(Sample Only - Alternative Means of Acknowledgement May be Used)
CODE OF ETHICS AND BUSINESS CONDUCT
ACKNOWLEDGEMENT
I acknowledge that I have received a copy of the Company’s Code of Ethics and Business Conduct (the “Code”), that I have read and understand the Code, and that I agree to comply with the Code.

Date:	Signature:
(May be electronically signed)

Name:
(Please print)
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APPENDIX B
Reporting Chain for Suspected Violations of Ethics, Laws, Rules, Regulations or this Code
Employees or Consultants:
➢    Report to the appropriate People Team contact.
Managers:
➢    Report to your Division President (or comparable level at Company subsidiary), or to the appropriate People Team contact.
Division Presidents:
➢    Report to your Regional President (or comparable level at Company subsidiary), or to the appropriate People Team contact.
Regional Presidents:
➢    Report to the CEO, President, or to the appropriate People Team contact.
Directors or Senior Executive Officers (except for the General Counsel):
➢    Report to the Company’s General Counsel.
General Counsel:
➢    Report to the Nominating and Corporate Governance Committee.
Reporting Chain for Suspected Violations of Ethics, Laws, Rules, Regulations or this Code with respect to Accounting, Internal Accounting Controls or Auditing Matters
All Employees, Consultants, Officers and Directors:
➢    Report to the Audit & Risk Committee as described in Section 10 of this Code.
In addition, all concerns can be reported directly to the Ethics Hotline:
(855) 662-7233 code 7671387230 or via online
https://safehotline.com/SubmitReport
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